FORM 8-K

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: October 11, 2002

(Date of earliest even reported)

HOUSEHOLD INTERNATIONAL INC.

(Exact name of registrant as specified in its charter)

Delaware (State of incorporation or organization)	1-8198 (Commission File Number)	36-3121988 (I.R.S. Employee Identification No.)

2700 Sanders Road
Prospect Heights, Illinois 60070
(Address of principal executive officers)

Registrant's telephone number, including area code: 847-564-5000

Item 5. Other Events.

Agreement with Attorneys General.

Household International, Inc. ("Household") announced on October 11, 2002 that it has reached a preliminary agreement with a multi-state working group of state attorneys general and regulatory agencies to effect a nationwide resolution of alleged violations of consumer protection, consumer lending and insurance laws and regulations in its retail branch consumer lending operations as conducted under the HFC and Beneficial brand names. Household denies the allegations of the states and believes that if claims or actions were brought based upon the allegations, its lending subsidiaries would have substantive meritorious legal defenses. However, in recognition that resulting litigation and/or regulatory proceedings would be protracted and that the outcome of such disputes is uncertain, Household has elected to resolve the issues by agreement. The press release relating to the agreement is attached as Exhibit 99.1 hereto.

The proposed agreement requires Household to establish a settlement fund and to pay certain expenses of investigation and administration. Household will also provide greater disclosures and alternatives for customers in connection with nonprime mortgage lending originated by its retail branch network. No fines, penalties or punitive damages are being assessed by the states pursuant to the proposed agreement. In addition, Household will unilaterally amend all branch originated real estate secured loans to provide that no prepayment penalty is payable later than 24 months after origination.

To become effective, states in which at least 80% (by dollar volume) of Household's retail branch real estate secured loans (including personal homeowner loans) were originated from January 1, 1999 through September 30, 2002 (the "Household Covered Loans") must participate in the agreement. Household will enter a separate consent decree with each participating state or agency. All consent decrees entered as part of this settlement must be executed prior to December 15, 2002.

Pursuant to the proposed agreement, Household will establish a fund of up to $484,000,000 to be divided among the participating states, with each state receiving a proportionate share of the funds based upon the volume of Household Covered Loans originated in the state. Household will deposit these monies into the fund in three installments, commencing 30 days after the filing of consent decrees representing at least 80% of the Household Covered Loans. Each deposit is required to be at least one-third of $387,500,000. The amount of the settlement fund will proportionately increase above the $387,500,000 minimum for participation in excess of 80% of the Household Covered Loans.

Household will also reimburse the states for the expenses of their investigation in an amount not to exceed $10.2 million and will pay fees and expenses of an independent administrator up to, for each state, the greater of two percent of each participating state's share of the settlement fund or $20,000. At its expense, Household will also retain an independent monitor to report on Household's compliance with the proposed agreement over the next five years.

Each borrower that receives restitution under the agreement will be required to release all civil claims against Household relating to its lending practices. Each participating state will agree that the settlement resolves all current civil investigations and proceedings by participating attorneys general and state lending regulators relating to the lending practices at issue.

Household will record a charge in the third quarter of $525 million (pre-tax) reflecting the costs of this settlement agreement and related matters.

Proposed Sale of Household Bank f.s.b.

In response to revised capital adequacy guidelines relating to subprime lending activities adopted by the Office of Thrift Supervision ("OTS"), Office of the Comptroller of the Currency ("OCC") and the Federal Deposit Insurance Corporation ("FDIC"), in the first quarter we contributed approximately $1.2 billion of additional capital to our banking subsidiaries. Throughout the year we have taken actions designed to optimize capital management of our banks, including merging all our credit card banks into a single banking subsidiary of Household Finance Corporation ("HFC").

As disclosed in Form 10-Q for the quarterly period ended June 30, 2002, Household established a tangible equity to tangible managed assets ratio target of 8.5% by December 31, 2002. In furtherance of our efforts to make the most efficient use of our capital and to achieve the 8.5% capital target, we have determined that the continued operation of Household Bank, f.s.b. is not in our long-term strategic interest. As a result, management intends to explore opportunities to dispose of Household Bank, f.s.b. including its current assets and deposits in the fourth quarter. It is anticipated that the sale will result in a $250-300 million loss (after tax) in the fourth quarter.

Actions by Rating Agencies. On October 11, 2002, Standard & Poor's ("S&P") announced that it had revised its long-term and commercial paper debt ratings for Household International, Inc. and its principal borrowing subsidiary, HFC. S&P's ratings were revised as follows: long-term senior debt from "A" to "A-" and short-term debt from "A-1" to "A-2".

On October 11, 2002, Fitch Ratings announced that it had placed the long-term and commercial paper ratings of Household and each of its subsidiaries, including Household Capital Trusts I-VII on "Ratings Watch Negative."

On October 11, 2002, Moody's Investors Service ("Moody's") confirmed all ratings on Household and HFC.

A listing of the current debt and preferred stock ratings of Household and its subsidiaries is attached as Exhibit 99.2 hereto.

Item 7. Financial Statements and Exhibits.
a)	Financial statements of business acquired. Not applicable
b)	Pro forma financial information. Not applicable

No.	Exhibit
99.1	Press Release titled "Household International Reaches Historic Consumer Protection Agreement with State Officials."

99.2	Debt and Preferred Stock Securities Ratings.

Item 9. Regulation F-D

Conference Call. In an announced web-cast and telephone conference on October 11, 2002 management provided preliminary guidance on the effects of the settlement agreement and sale of Household Bank, f.s.b. on 2003 earnings per share. A replay of the conference call is available on Household's website www/household.com, until October 21, 2002.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

HOUSEHOLD INTERNATIONAL, INC. (Registrant)

By: /s/ P. D. Schwartz
Patrick D. Schwartz Assistant Secretary
Dated: October 11, 2002

Exhibit Index
Exhibits
No.	Description
99.1	Press Release titled "Household International Reaches Historic Consumer Protection Agreement with State Officials."

99.2	Debt and Preferred Stock Securities Ratings.